Exhibit 99.1

Wynn Las Vegas Amends Credit Agreement

LAS VEGAS—(BUSINESS WIRE) - April 21, 2009---Wynn Resorts, Limited (NASDAQ: WYNN) announced that it has successfully completed an amendment of Wynn Las Vegas, LLC’s senior secured credit agreement. Among other things, the amendment:

●	Waives leverage covenants until June 2011 and increases leverage thresholds thereafter
●	Provides additional flexibility with respect to Wynn Las Vegas’ interest coverage ratios
●	Extends the maturity on approximately $610 million of the remaining $697 million revolving commitments from August 2011 to July 2013
●	Removes the dollar cap on the equity cure for covenant calculations over the life of the loan

In exchange for the approximate 2 year maturity extension and covenant relief, Wynn Las Vegas agreed to reduce its revolving commitments to approximately $697 million and increase the overall spread on the bank facility from LIBOR + 1.7% to LIBOR + 2.6%.

Wynn Resorts has, on a consolidated basis, over $1.3 billion of available cash and approximately $4.5 billion of Total Long-Term Debt.

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes.  Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), Encore (www.encorelasvegas.com) and Wynn Macau (www.wynnmacau.com).  Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites, an approximately 111,000 square foot casino, 22 food and beverage outlets, an on-site 18-hole golf course, approximately 223,000 square feet of meeting space, an on-site Ferrari and Maserati dealership, and approximately 74,000 square feet of retail space.

Encore, the newest signature resort in the Wynn collection, opened December 22, 2008.  Encore is located immediately adjacent to Wynn Las Vegas and features a 2,034 all-suite hotel, an approximately 72,000 square foot casino, 12 food and beverage outlets, a night club, a spa and salon, approximately 60,000 square feet of meeting space and approximately 27,000 square feet of upscale and retail outlets.

Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China and currently features 600 deluxe hotel rooms and suites, an approximately 205,000 square foot casino, casual and fine dining in five restaurants, approximately 46,000 square feet of retail space, a health club, pool and spa, along with lounges and meeting facilities.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Source:  Wynn Resorts, Limited

Wynn Resorts, Limited
Samanta Stewart, 702-770-7532
investorrelations@wynnresorts.com